Mpower Holding Announces First Quarter 2006 Results

ROCHESTER, NY - May 9, 2006 - Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced results of its operations for the first quarter ended March 31, 2006.

For the first quarter of 2006, Mpower’s total operating revenue was $50.0 million, increasing 2% over the fourth quarter 2005 and a 5% increase over the first quarter of 2005. Core customer revenue, which represents revenue from the sale of data and voice services, grew to $47.0 million in the first quarter of 2006, up 2% from the $45.9 million reported in the fourth quarter of 2005 and 7% over the first quarter of 2005.

Adjusted Gross Margin from continuing operations in the first quarter of 2006 was $28.3 million or 56.6% of revenue, continuing in a positive direction from $27.6 million or 56.5% of revenue in the fourth quarter of 2005 and $25.9 million or 54.2% of revenue in the first quarter of 2005. Adjusted Gross Margin is calculated as gross margin excluding depreciation and amortization related to the cost of operating revenues. Gross margin, which includes depreciation and amortization, was $24.4 million in the first quarter of 2006, $23.5 million in the fourth quarter of 2005 and $22.4 million in the first quarter of 2005.

Selling, general and administrative (SG&A) expenses from continuing operations, excluding depreciation and amortization expense, were $22.9 million for the first quarter of 2006, up slightly from the prior quarter’s SG&A expenses of $21.0 million and year-ago SG&A of $22.7 million. Mpower’s reported SG&A expenses include incremental transition expenses related to the acquisition of ICG California’s assets, network facility relocation expense, agent selling expense-warrants and stock-based compensation, all of which are excluded from Adjusted EBITDA. These items totaled $0.5 million in the first quarter of 2006, $0.4 million in the fourth quarter of 2005 and $1.0 million in the first quarter of 2005.

Adjusted EBITDA was $5.8 million in the first quarter of 2006 compared to $7.0 million in the fourth quarter of 2005 and $4.2 million of Adjusted EBITDA in the first quarter of 2005.

Mpower reported income from continuing operations in the first quarter of 2006 of $0.1 million, as compared to $1.4 million in the fourth quarter of 2005 and $3.9 million in the first quarter of 2005. First quarter 2006 net income was $0.2 million versus $1.4 million in the fourth quarter of 2005 and $3.8 million in the first quarter of 2005. First quarter 2005 income from continuing operations and net income were positively impacted by a non-recurring $7.7 million lease termination payment.

Mpower’s basic and diluted income per common share from continuing operations were $0.00 in the first quarter of 2006 as compared to the fourth quarter of 2005 in which basic income per common share was $0.02 and diluted income per common share was $0.01. For the first quarter of 2005 both basic and diluted income per common share were $0.04.

Capital expenditures in the first quarter of 2006 were $6.1 million. Mpower ended the first quarter of 2006 with approximately $25.5 million in unrestricted cash, cash equivalents and investments available-for-sale, as compared to $28.4 million at the end of the fourth quarter of 2005.

Acquisition Agreement Signed
On May 5, 2006, Mpower announced that it had signed a definitive agreement to be acquired by TelePacific Communications. Under the terms of the agreement, TelePacific will pay $1.92 in cash per Mpower share. The transaction is subject to the approval of Mpower’s shareholders and other customary conditions including applicable state and regulatory approvals, with closing expected to be completed in the third quarter of 2006. As a result of this announcement, Mpower is withdrawing its 2006 financial guidance.

Financial Statements and Reconciliation to GAAP
Included with the financial statements are reconciliations of the most directly comparable GAAP measures, Gross Margin and Net Income, to the non-GAAP financial measures used by Mpower, Adjusted Gross Margin and Adjusted EBITDA.

Company Presentation
A PowerPoint presentation detailing Mpower’s quarterly results can be found on the company’s Web site at www.mpowercom.com.

Webcast/Audio Stream & Conference Call to Discuss First Quarter Results
Mpower will host a Webcast and conference call to discuss the details of its first quarter 2006 financial and operating results.

Date:	Tuesday, May 9, 2006
Time:	10:00 a.m. (Eastern time)
Audio Live Number:	1-888-332-7254, PIN #7326607
Web Cast & Audio Streaming Link/Instructions:
http://showvisuals.mshow.com/findshow.aspx?usertype=0&cobrand=128&shownumber=297550
This link will access both the audio and PowerPoint presentation for the call. Advanced registration on the site is recommended. Click on the link above to register in advance and/or join the conference call at the designated time.

Web Cast Replay:	Available for 30 days after the call at above link
Audio Replay:	1-877-519-4471, PIN #7326607 From Tuesday, May 9, 2006 at 1:00 p.m. Eastern through Tuesday, May 16, 2006 at 5:00 p.m. Eastern

Use of Non-GAAP Financial Information
The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of Mpower’s use of non-GAAP financial measures, Adjusted Gross Margin and Adjusted EBITDA, to supplement Mpower’s consolidated financial statements presented on a GAAP basis, as well as the use of Adjusted EBITDA in financial guidance, Regulation G requires Mpower to include in this press release a presentation of the most directly comparable GAAP measures, which are Gross Margin, which includes depreciation and amortization related to cost of operating revenues, and Net Income, and a reconciliation of the measures to GAAP. Mpower has presented a reconciliation of these measures for each of the periods presented. The non-GAAP measure Adjusted EBITDA provides an enhancement to an overall understanding of Mpower’s past financial performance and prospects for the future as well as useful information to investors because of (i) the historical use by Mpower of Adjusted EBITDA as a performance measurement; (ii) the value of Adjusted EBITDA as a measure of performance before gains, losses or other charges considered to be outside the company’s core business operating results; and (iii) the use of Adjusted EBITDA, or a similar term, by almost all companies in the CLEC sector as a measurement of performance. Mpower has excluded from its presentation of Adjusted EBITDA, incremental transition expense, stock-based compensation, agent selling expense - warrants, network facility relocation expense, network optimization costs, depreciation and amortization, interest income, interest expense, other income, and income (loss) from discontinued operations because Mpower does not believe that including such items in Adjusted EBITDA provides investors with an appropriate measure of determining Mpower’s performance in its core business. The non-GAAP measure Adjusted Gross Margin provides an enhancement to an overall understanding of Mpower’s past financial performance and prospects for the future as well as useful information to investors because of (i) the historical use by Mpower of this measure as a performance measurement and (ii) the use of a similar calculation by almost all companies in the CLEC sector as a measurement of performance. Adjusted Gross Margin is calculated as gross margin excluding depreciation and amortization because Mpower does not believe that including such items in the calculation of Adjusted Gross Margin provides investors with an appropriate measure of analyzing Mpower’s historical financial performance or for comparing other similar companies in the CLEC sector. Mpower’s utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for net income, income from continuing operations, cash flow, gross margin and other measures of financial performance prepared in accordance with GAAP. Adjusted Gross Margin and Adjusted EBITDA are not GAAP measurements and Mpower’s use of them may not be comparable to similarly titled measures employed by other companies in the telecommunications industry.

About Mpower Holding Corporation
Founded in 1996, Mpower Holding Corporation (AMEX:MPE) is the parent company of Mpower Communications, a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower cautions investors that certain statements contained in this press release that state our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader that these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, future sales growth, changes in federal or state telecommunications regulations, market acceptance of our product and service offerings, the liquidity of our common stock, our ability to secure adequate financing or equity capital to fund our operations and network expansion, our ability to manage growth and maintain a high level of customer service, the performance of our network and equipment, our ability to close the recently announced merger with U.S. TelePacific Holdings Corp., the effect the announced merger may have on our customers, prospective customers, employees and sales agents, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, the effect of regulatory decisions on our access charges and operating costs, changes in technology, price competition, and other market conditions and risks detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts
Mpower Communications Investor Contact: Gregg Clevenger, Chief Financial Officer Telephone: 585-218-6547 Email: gclevenger@mpowercom.com	Mpower Communications Media Contact: Michele Sadwick, Vice President Telephone: 585-218-6542 Email: msadwick@mpowercom.com

FINANCIAL STATEMENTS

BALANCE SHEET (amounts in $ thousands)	March 31, 2006	December 31, 2005
Current Assets
Cash and Cash Equivalents	$15,239	$18,278
Investments Available-for-Sale	8,621	8,845
Accounts Receivable, net	13,080	13,828
Other Receivables	931	890
Prepaid Expenses and Other Current Assets	3,220	3,075
Total Current Assets	41,091	44,916
Property and Equipment, net	67,133	65,492
Long-Term Restricted Cash and Cash Equivalents	9,320	9,237
Long-Term Investments Available-for-Sale	1,683	1,317
Goodwill	8,861	8,861
Intangibles, net	3,534	3,785
Other Long-Term Assets	3,004	4,396
Total Assets	$134,626	$138,004

Current Liabilities
Current Maturities of Capital Lease Obligations	$554	$540
Accounts Payable	10,295	12,545
Accrued Sales Tax Payable	1,822	1,841
Accrued Bonus	1,004	904
Deferred Revenue	5,234	5,141
Accrued Other Expenses	11,986	13,741
Total Current Liabilities	30,895	34,712
Long-Term Capital Lease Obligations	22,921	23,120
Other Long-Term Liabilities	2,403	2,415
Total Liabilities	56,219	60,247
Common Stock	92	92
Additional Paid-in Capital	122,532	121,991
Accumulated Deficit	(44,174)	(44,326)
Treasury Stock	(43)	-
Total Stockholders' Equity	78,407	77,757
Total Liabilities and Stockholders' Equity	$134,626	$138,004

STATEMENT OF OPERATIONS (amounts in $ thousands,	Three Months Ended	Three Months Ended	Three Months Ended
except common share and per common share amounts)	March 31, 2006	December 31, 2005	March 31, 2005
Operating Revenues:
Core Customer	$46,979	$45,883	$44,056
Switched Access	2,979	2,997	3,670
Total Operating Revenues	49,958	48,880	47,726

Costs, Expenses and Other:
Cost of Operating Revenues (exclusive of depreciation and amortization shown separately below.
See Note 1.)	21,677	21,269	21,835
Selling, General and Administrative (exclusive of depreciation and amortization shown separately
below. See Note 2.)	22,915	21,025	22,730
Network Optimization Costs	-	(122)	-
Depreciation and Amortization	4,669	4,897	5,601
Interest Income	(263)	(234)	(183)
Interest Expense	937	945	1,167
Other Income, net	(49)	(297)	(7,301)
Income from Continuing Operations	72	1,397	3,877

Income (Loss) from Discontinued Operations	80	19	(32)
Net Income	$152	$1,416	$3,845

Basic Income (Loss) per Common Share:
Income from Continuing Operations	$0.00	$0.02	$0.04
Income (Loss) from Discontinued Operations	$0.00	$0.00	$(0.00)
Net Income	$0.00	$0.02	$0.04

Basic Weighted Average Common Shares Outstanding	91,671,787	91,500,160	91,331,930

Diluted Income (Loss) per Common Share:
Income from Continuing Operations	$0.00	$0.01	$0.04
Income (Loss) from Discontinued Operations	$0.00	$0.00	$(0.00)
Net Income	$0.00	$0.01	$0.04

Diluted Weighted Average Common Shares Outstanding	100,939,506	100,733,029	102,111,366

Adjusted Gross Margin	$28,281	$27,611	$25,891
Adjusted Gross Margin (% of Revenue)	56.6%	56.5%	54.2%

Adjusted EBITDA	$5,838	$6,975	$4,172
Adjusted EBITDA (% of Revenue)	11.7%	14.3%	8.7%

	Three Months Ended	Three Months Ended	Three Months Ended
RECONCILIATION TO GAAP (amounts in $ thousands)	March 31, 2006	December 31, 2005	March 31, 2005
Adjusted Gross Margin	$28,281	$27,611	$25,891
Depreciation and Amortization (allocated to Cost of Operating Revenues.
See Note 1.)	(3,885)	(4,076)	(3,512)
Gross Margin (GAAP)	$24,396	$23,535	$22,379

	Three Months Ended	Three Months Ended	Three Months Ended
RECONCILIATION TO GAAP (amounts in $ thousands)	March 31, 2006	December 31, 2005	March 31, 2005
Adjusted EBITDA	$5,838	$6,975	$4,172
Agent Selling Expense - Warrants (See Note 4)	-	(95)	(122)
Stock-Based Compensation (See Note 4)	(408)	-	-
Incremental Transition Expense (See Note 3)	-	(270)	(889)
Network Facility Relocation Expense (See Note 4)	(64)	(24)	-
Network Optimization Costs	-	122	-
Depreciation and Amortization	(4,669)	(4,897)	(5,601)
Interest Income	263	234	183
Interest Expense	(937)	(945)	(1,167)
Other Income, net	49	297	7,301
Income from Continuing Operations	72	1,397	3,877
Income (Loss) from Discontinued Operations	80	19	(32)
Net Income (GAAP)	$152	$1,416	$3,845

Note 1: Cost of operating revenues is exclusive of depreciation and amortization of $3,885, $4,076 and $3,512 for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

Note 2: Selling, general and administrative expense is exclusive of depreciation and amortization of $784, $821 and $2,089 for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

Note 3: Selling, general and administrative expense includes Incremental Transition Expenses related to the ICG California acquisition, however these amounts are excluded from our Adjusted EBITDA calculations.  These amounts total $0, $270 and $889 for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

Note 4: Selling, general and administrative expense includes costs for Agent Selling Expense - Warrants, Stock-Based Compensation and Network Facility Relocation Expenses, however these amounts are excluded from our Adjusted EBITDA calculation.  These amounts total $472, $119 and $122 for the three months ended March 31, 2006, December 31, 2005 and March 31, 2005, respectively.